INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283

September 7, 2009

Mr. Anthony A. Ibargüen
1430 Kyneton Road
Villanova, PA 19085

Dear Tony:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment as the Interim President and Chief Executive Officer of Insight Enterprises, Inc. (“Insight” or the “Company”).

1. Position. You will serve as Interim President and Chief Executive Officer (“Interim CEO”) of the Company, and you will be responsible for such duties as are normally associated with such positions and as otherwise determined by the Board of Directors of the Company (the “Board”). In addition to those matters that specifically require Board approval, you agree that you will consult with the Board on any decisions you make while employed as Interim CEO that are likely to have a material impact on the Company, its operations or its future financial results. You further agree that you will regularly and fully communicate with the Board concerning the general management of the Company.

You will be expected to perform your duties faithfully and to the best of your ability, on a full time basis. You agree that, while serving as Interim CEO of the Company, you will not, without the prior written consent of the Board, directly or indirectly, provide any material services to any other entity or individual; provided however, that you may continue to serve as a member of the boards of directors of those other entities on which you currently serve as of the date of this Agreement. You will continue to serve as a member of the Board; however, you agree that, as of the acceptance date of this Agreement, you hereby resign from your membership on the Audit and Compensation committees of the Board.

2. Compensation.

(a) Base Salary: While serving as Interim CEO pursuant to this Agreement, you will be paid an annualized base salary of $750,000 (pro-rated for the period of employment as Interim CEO), less payroll deductions and all required tax withholdings. Your salary will be paid in accordance with the Company’s regular payroll practices applicable to its employees, as in effect from time to time.

(b) Bonus: At the Board’s discretion, you shall be eligible to receive a bonus based upon criteria as determined by the Board in its sole discretion. Any such bonus shall be paid to you in no event later than the date that is two-and-one-half (21/2) months following the end of the taxable year (of you, or the Company, whichever is later) in which such bonus is earned by you and deemed vested for purposes of Section 409A of the Code (as defined herein).

(c) Director’s Fees and Outstanding Equity Awards: Pursuant to the Company’s policy regarding directors’ fees, you will not receive any separate compensation or fees in connection with your performance of duties or services as an employee-director member of the Board, effective beginning September 7, 2009 and continuing during your period of employment by the Company. Any outstanding equity awards held by you, including any awards of restricted stock units, shall continue to vest according to the terms and conditions of such awards in connection with your continued performance of duties and services as a member of the Board.

3. Employee Benefits.

(a) Group Health Plan Participation: You will be eligible to participate in all group health benefit plans, programs, and arrangements available to employees of the Company generally, subject to the terms and conditions of those group health benefit plans, as may be amended from time to time.

(b) Vacation: To the extent you are eligible to accrue vacation under the Company’s vacation plans and policies, you will be entitled to accrue paid vacation at the same level as that of the prior President and CEO, in accordance with such plans and policies, as in effect from time to time.

4. Reimbursement of Expenses. You shall be entitled to reimbursement for all reasonable and prudent, out-of-pocket expenses you incur in connection with the performance of your duties hereunder, including reasonable costs associated with commuting to and from the Company’s headquarters and temporary lodging. All expenses incurred under this Section 4 will be reimbursed in accordance with the applicable policies and procedures of the Company; provided, however, that any amounts reimbursed in one taxable year will not affect the amounts eligible for reimbursement by the Company in a different taxable year, and all reimbursements must be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred.

5. At-Will Employment. Your employment is strictly at-will and is for no specific period. As a result, you are free to resign at any time, for any reason, or for no reason following delivery to the Company of two (2) weeks prior written notice. Similarly, the Company may terminate your employment at any time, for any reason, following delivery to you of two (2) weeks prior written notice .

6. General Provisions.

(a) In the event that you are still employed as the Interim CEO of the Company on December 31, 2009, the Board agrees to enter into good faith negotiations with you concerning the terms under which you will continue to provide service to the Company.

(b) This Agreement supersedes any other agreements or promises made to you by anyone at the Company, whether oral or written, and comprises the final, complete, and exclusive agreement between you and the Company with respect to the matters addressed herein.

(c) This Agreement shall be governed by the laws of the state of Arizona, without regard to its principles of conflicts or choice of laws.

(d) This Agreement may be modified only by a written instrument duly executed by you and an authorized representative of the Company.

(e) This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

(SIGNATURE PAGE FOLLOWS)

Please sign and date this Agreement below and return it to me as soon as possible but in no event later than September 7, 2009, to indicate your agreement to the terms and conditions described herein. If accepted, this Agreement and your employment with the Company, will be effective on September 7, 2009.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Insight Enterprises, Inc.

By: /s/ Timothy A. Crown
Timothy A. Crown,

Chairman of the Board

Agreed and accepted:

Anthony A. Ibargüen

/s/ Anthony A. Ibargüen

Date: September 7, 2009